NEWS RELEASE

For information contact:
Kevin B. Habicht
Chief Financial Officer
(407) 265-7348

For Immediate Release
May 06, 2004

FIRST QUARTER OPERATING RESULTS ANNOUNCED BY
COMMERCIAL NET LEASE REALTY, INC.

Orlando, Florida, May 06, 2004 — Commercial Net Lease Realty, Inc. (NYSE:NNN), an equity real estate investment trust, reported funds from operations (“FFO”) for the quarter ended March 31, 2004 were $18,394,000 or 36 cents per share compared to $14,237,000 or 35 cents per share for the same period last year. Net earnings available to common shareholders for the quarter ended March 31, 2004 were $14,847,000 or 29 cents per share compared to $9,153,000 or 23 cents per share for the same period last year.

Additionally, during the first quarter of 2004, the Company and its consolidated subsidiaries invested $37,624,000 in additional properties and construction in progress. The Company also announced that it disposed of five properties during the first quarter of 2004 generating net proceeds of $14,076,000 resulting in a net gain of $3,806,000 for financial reporting purposes.

Craig Macnab, President and Chief Executive Officer, stated, “While we are pleased to report increased revenues and FFO for the first quarter, we remain focused on building long-term shareholder value and in that regard we are undertaking a review of all areas of operations in an effort to improve future results.”

Commercial Net Lease Realty, Inc. has increased its annual common stock dividend for 14 consecutive years and produced annual total returns to shareholders of 13.3% for the last 10 years ending March 31, 2004. The company invests in high quality, single-tenant retail, office and industrial properties subject generally to long-term, net leases with established tenants, such as Barnes & Noble, Best Buy, Eckerd, Office Depot and the United States of America. The company currently owns 349 properties held for investment in 38 states with a gross leasable area of approximately 8 million square feet. These investment properties are leased to 135 corporations in 52 industrial classifications.

Commercial Net Lease Realty Services, Inc. (“Services”) is included in the consolidated financial statements due to the implementation of Financial Accounting Standards Board Interpretation No. 46, “Consolidation of Variable Interest Entities.” The prior period comparable condensed consolidated financial statements have been restated to show Services consolidated in all periods. The adoption of this interpretation did not have a significant impact on the financial position or results of operations of the Company.

Management will hold a conference call on May 06, 2004 at 4:00 p.m. EDT to review the Company’s results. The call can be accessed on the Company’s web site live at http://www.cnlreit.com. For those unable to listen to the live broadcast, a replay will be available on the Company’s web site.

Statements in this press release, which are not strictly historical, are “forward-looking” statements. Forward-looking statements involve known and unknown risks, which may cause the Company’s actual future results to differ materially from expected results. These risks include, among others, general economic conditions, local real estate conditions, changes in interest rates, increases in operating costs, the availability of capital, and the profitability of the Company’s taxable subsidiary. Additional information concerning these and other factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the Company’s SEC filings, including, but not limited to, the Company’s report on Form 10-K. Copies of each filing may be obtained from the Company or the SEC. Consequently, such forward-looking statements should be regarded solely as reflections of the Company’s current operating plans and estimates. Actual operating results may differ materially from what is expressed or forecast in this press release. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date these statements were made.

Funds from Operations, commonly referred to as FFO, is a relative non-GAAP financial measure of operating performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. For purposes of the Company, FFO is net earnings excluding depreciation, gains and losses on the disposition of real estate and non-recurring items of income and expense of the Company, and the Company’s share of these items from the Company’s unconsolidated partnerships.

FFO is generally considered by industry analysts to be the most appropriate measure of performance. FFO does not necessarily represent cash provided by operating activities in accordance with accounting principles generally accepted in the United States of America and should not be considered an alternative to net income as an indication of the Company’s performance or to cash flow as a measure of liquidity or ability to make distributions. Management considers FFO an appropriate measure of performance of an equity REIT because it primarily excludes the assumption that the value of the real estate assets diminishes predictably over time, and because industry analysts have accepted it as a performance measure. The Company’s computation of FFO may differ from the methodology for calculating FFO used by other equity REITs, and therefore, may not be comparable to such other REITs.

Commercial Net Lease Realty, Inc. (in thousands, except per share data)
	For the Quarter Ended March 31,
	2004	2003
Revenues:
Rental and earned income	$27,520	$22,442
Real estate expense reimbursement from tenants	1,741	680
Contingent rental income	329	302
Gain on disposition of real estate held for sale	3,380	984
Interest and other	2,921	1,044

	35,891	25,452

Expenses:
General and administrative	5,912	4,504
Real estate	3,013	983
Interest	7,731	6,524
Depreciation and amortization	4,264	3,047
Dissenting shareholders' settlement	-	2,413

	20,920	17,471

Earnings from continuing operations before provision for income taxes,
minority interest and equity in earnings of unconsolidated affiliates	14,971	7,981
Provision for income tax expense (benefit)	(492)	219

Earnings from continuing operations before minority interest and
equity in earnings of unconsolidated affiliates	14,479	8,200
Minority interest	50	18

Earnings from continuing operations before equity in earnings of
unconsolidated affiliates	14,529	8,218
Equity in earnings of unconsolidated affiliates	1,253	1,020

Earnings from continuing operations	15,782	9,238
Earnings from discontinued operations	486	916

Net earnings	16,268	10,154
Series A Preferred Stock dividends	(1,002)	(1,001)
Series B Preferred Stock dividends	(419)	-

Net earnings available to common stockholders - basic and diluted	$14,847	$9,153

Weighted average common shares outstanding:
Basic	50,711	40,411

Diluted	51,052	40,572

Net earnings per share available to common stockholders:
Basic and Diluted
Continuing operations	$0.28	$0.20
Discontinued operations	0.01	0.03

Net Earnings	$0.29	$0.23

Commercial Net Lease Realty, Inc. (in thousands)
	For the Quarter Ended March 31,
	2004	2003
Reconciliation of funds from operations:
Net earnings available to common stockholders - diluted	$14,847	$9,153
Real estate depreciation and amortization:
Continuing operations	3,813	2,521
Discontinued operations	1	55
Partnership real estate depreciation	159	164
Gain on disposition of real estate held for investment	(426)	(69)
Dissenting shareholders' settlement	-	2,413

Funds from operations	$18,394	$14,237

Funds from operations per diluted share:	$0.36	$0.35

In accordance with Financial Accounting Standard Statement No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," the Company has classified one property and seven properties sold during the quarter ended March 31, 2004 and 2003, respectively, as discontinued operations. All properties sold subsequent to December 31, 2001, the effective date of Financial Accounting Standard Statement No. 144, have been reclassified to discontinued operations. The following is a summary of earnings from discontinued operations.

	For the Quarter Ended March 31,
	2004	2003
Revenues:
Rental and earned income	$15	$828
Real estate expense reimbursement from tenants	-	3
Contingent rental income	-	12
Interest and other income	46	76

	61	919

Expenses:
General and administrative	-	5
Real estate	-	12
Depreciation and amortization	1	55

	1	72

Earnings before gain on disposition of real estate	60	847
Gain on disposition of real estate	426	69

Earnings from discontinued operations	$486	$916

Commercial Net Lease Realty, Inc. (in thousands)
Balance Sheet Summary	March 31, 2004	December 31, 2003

Assets:
Cash and cash equivalents	$2,613	$5,335
Receivables, net of allowance	3,935	4,740
Mortgages, notes and accrued interest receivable, net of allowance	66,845	68,423
Line of credit, note and accrued interest receivable from related
parties	24,248	16,530
Investments in and other receivables from unconsolidated
affiliates	35,472	39,606
Real estate held for investment:
Accounted for using the operating method, net of
accumulated depreciation and amortization	930,154	887,124
Accounted for using the direct financing method	106,986	102,970
Real estate held for sale	50,857	45,822
Accrued rental income, net of allowance	28,160	25,322
Other assets	17,760	17,906

Total assets	$1,267,030	$1,213,778

Liabilities and stockholders' equity:
Current liabilities	$18,189	$15,328
Line of credit payable	43,200	27,800
Mortgages payable	165,052	149,861
Notes payable	289,639	289,758
Minority interest	281	277
Stockholders' equity	750,669	730,754

Total liabilities and equity	$1,267,030	$1,213,778

Common shares outstanding	51,362	50,002

Commercial Net Lease Realty, Inc.
Top 20 Tenants (based on current annual base rent as of March 31, 2004)
Tenant	% of Total	Tenant	% of Total
1. United States of America	16.5%	11. Bennigan's	1.6%
2. Eckerd	10.9%	12. Food 4 Less	1.4%
3. Best Buy	5.3%	13. Haverty's Furniture	1.4%
4. OfficeMax	4.5%	14. The Good Guys	1.3%
5. Barnes & Noble	4.4%	15. Dick's Sporting Goods	1.3%
6. The Sports Authority	3.2%	16. Target	1.2%
7. Academy	3.2%	17. Kash N' Karry	1.1%
8. Borders Books	2.8%	18. Winn-Dixie	1.1%
9. Jared Jewelers	1.7%	19. Lowe's	1.1%
10. Bed Bath & Beyond	1.6%	20. Office Depot	1.1%

Top 10 States (based on current annual base rent as of March 31, 2004)
State	% of Total	State	% of Total

1. Virginia	21.2%	6. New Jersey	3.0%
2. Florida	15.2%	7. Ohio	2.9%
3. Texas	13.6%	8. Maryland	2.9%
4. California	7.6%	9. Tennessee	2.8%
5. Georgia	4.6%	10. Illinois	2.4%

Lease Expirations (based on current annual base rent as of March 31, 2004)
	# of Properties	% of Total		# of Properties	% of Total
2004	4	0.5%	2010	15	4.1%
2005	1.25	0.1%	2011	14	4.1%
2006	6	1.5%	2012	18.98	5.1%
2007	18.71	2.2%	2013	27.72	7.0%
2008	20.85	3.6%	2014	33.07	24.4%
2009	15.72	3.0%	Thereafter	161.35	45.4%